Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Reports Fourth Quarter and Fiscal Year 2006 Results

•                  Q4 Revenue Growth of 15.4%

•                  Q4 Net Income of $8.8 Million and Diluted EPS of $0.30 vs. $0.18 in the prior year

•                  Q4 EBITDA of $22.0 Million, a 35.6% increase over 2005 Q4 EBITDA

•                  Record Fiscal Year Net Income of $25.5 Million and EBITDA of $71.9 Million, an 11.6% increase over 2005 Adjusted EBITDA

•                  Interflora acquisition completed, expected to contribute to 2007 earnings growth, creates platform for expansion into Europe

•                  ProFlowers Lawsuit Settled

DOWNERS GROVE, IL. — Wednesday, August 9, 2006 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced fourth quarter and full year fiscal year 2006 financial results for the period ended June 30, 2006.

FOURTH QUARTER FISCAL YEAR 2006 RESULTS

Fourth quarter fiscal year 2006 consolidated revenue grew 15.4% to $141.5 million, compared to revenue of $122.6 million for the same period of fiscal year 2005. This revenue growth was driven primarily by an increase in sales related to the Mother’s Day holiday, for which the Company previously reported a 12% growth in order volume within its Consumer Segment versus the prior year, and the shift of the Easter holiday to the fourth quarter of fiscal year 2006 from the third quarter of fiscal year 2005, partially offset by a decrease in revenues related to the December 2005 sale of substantially all of the assets and certain liabilities of the Renaissance Greeting Card business (the “Renaissance Sale”).

Net income for the fourth quarter of fiscal year 2006 was $8.8 million, or $0.30 per diluted share, compared to net income of $5.4 million, or $0.18 per diluted shared, in the prior year quarter.    Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of fiscal year 2006 was $22.0 million compared to EBITDA of $16.2 million for the prior fiscal year period, representing a 35.6% increase.

“We are pleased with our strong fourth quarter performance. Revenues grew while margins expanded, demonstrating our ability to efficiently scale our business in a competitive marketplace,” said Michael J. Soenen, President and Chief Executive Officer of FTD. “As we enter fiscal 2007, we are committed to maintaining our strategy and, with the acquisition of Interflora, we believe that we can accelerate the Company’s revenue and earnings growth while providing a platform for further expansion into other European countries.”

Tables reconciling net income to EBITDA are included with the attached consolidated financial statements. The Company believes EBITDA provides supplemental information related to the Company’s operations and results.

Consumer Segment

The Consumer Segment is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the Internet via the www.FTD.COM Web site and through the 1-800-SEND-FTD toll-free telephone number. The Consumer Segment achieved revenues of $95.3 million in the fourth quarter of fiscal year 2006, compared to revenues of $78.0 million in the same period of fiscal year 2005, representing a 22.1% increase. Growth was primarily driven by the 12% increase in Mother’s Day order volumes and the Easter shift. In the third quarter of fiscal year 2005, the Easter holiday represented approximately 5%, or approximately $4 million, of the quarterly revenues for the Consumer Segment. Fourth quarter operating income in the Consumer Segment was $6.7 million, an increase of 28.6% over operating income of $5.2 million for the prior year period.

Consumer orders during the fourth quarter totaled 1,565,000 compared to 1,327,000 orders in the same quarter of fiscal year 2005. Average order value increased slightly to $59.76 in the current quarter from $58.78 in the prior year’s quarter. The percentage of Internet orders continued to grow in this segment, increasing to 90.5% from 89.3% in the fourth quarter of fiscal year 2005. Specialty gift orders, which include all orders delivered via common carrier, such as boxed flowers, plants, gourmet food gifts, holiday gifts, bath and beauty products, jewelry, wine and gift baskets, dried flowers and stuffed animals, comprised 41.6% of total orders for the fourth quarter compared to 30.7% of total orders for the fourth quarter of fiscal year 2005.

Florist Segment

The Florist Segment primarily markets floral products and services to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Segment achieved revenues of $46.2 million in the fourth quarter of fiscal year 2006, compared to revenues of $44.6 million in the same period of the prior fiscal year. The increase in Florist Segment revenues was primarily due to an increase in revenues across a majority of the Florist Segment product lines, partially offset by a reduction in revenue related to the Renaissance Sale. The Renaissance Greeting Card business contributed $2.5 million of revenues in the fourth quarter of fiscal 2005. Fourth quarter fiscal year 2006 operating income in the Florist Segment was $15.7 million, which includes a $1.6 million gain related to the settlement of the class action lawsuit entitled In Re: Visacheck/Mastermoney Antitrust Litigation, compared to operating income of $11.5 million in the prior year quarter. As of June 30, 2006, FTD membership totaled approximately 18,900.

SIX MONTHS ENDED JUNE 30, 2006 RESULTS

Due to the shift of Easter between the third and fourth quarters when comparing fiscal year 2006 results to fiscal year 2005 results, management believes it is helpful to present investors with results for the six-month period ended June 30. Revenues for the six months ended June 30, 2006 grew 9.1% to $270.1 million, compared with revenues of $247.5 million for the same period of the prior fiscal year. This revenue growth resulted from a 15.0% increase in revenue in the Consumer Segment and a 0.3% increase in revenue in the Florist Segment, which reflects the Renaissance Sale. The Renaissance Greeting Card business contributed $5.5 million in revenues to the Florist Segment for the six months ended June 30, 2005.

Net income for the six-month period ended June 30, 2006 was $16.2 million, or $0.56 per diluted share, compared to a net loss of $20.2 million for the same period of fiscal year 2005.

Management believes it is helpful to present investors with the Company’s net income and earnings per diluted share on a pro forma basis for the six-month period ended June 30, 2005, based on the Company’s capital structure following the completion of its initial public offering in February 2005 (the “IPO”) and the elimination of certain expenses in connection with the IPO which are not reflective of ongoing operations. As such, pro forma net income for the six months ended June 30, 2005 was $12.2 million, or $0.40 per diluted share, reflecting the elimination of $7.7 million of expense, net of tax, related to the termination of the management services agreement with Leonard Green & Partners, L.P., $3.2 million of interest expense and $21.5 million of prepayment fees related to the Company’s preferred shares subject to mandatory redemption, which were repurchased with a portion of the proceeds from the IPO, and the issuance of 15.8 million shares of Common Stock, which were issued in connection with the IPO.

EBITDA for the six-month period ended June 30, 2006 was $41.6 million compared to Adjusted EBITDA of $35.1 million for same period of the prior fiscal year, representing an 18.3% increase. Adjusted EBITDA for six months ended June 30, 2005 excludes expenses related to the management services agreement which was terminated in connection with the Company’s IPO, as previously described.

Tables reconciling net income/(loss) to pro forma net income, EBITDA and Adjusted EBITDA along with explanations and definitions of pro forma net income, EBITDA and Adjusted EBITDA, are included with the attached consolidated financial statements. Also included in the attached consolidated financial statements is a table reconciling weighted average shares outstanding to pro forma weighted average shares outstanding, which is used to calculate pro forma earnings per share. The Company believes pro forma net income, EBITDA, Adjusted EBITDA and pro forma earnings per share are useful and relevant because the expenses eliminated are not reflective of the Company’s current capital structure or ongoing operations, and a comparison excluding these expenses provides supplemental information related to the Company’s operations and results.

FULL YEAR 2006 RESULTS

Fiscal year 2006 revenues grew 6.2% to $465.1 million, compared with revenues of $437.8 million for fiscal 2005. This revenue growth was driven by an 11.6% increase in revenue in the Consumer Segment.

Net income for fiscal year 2006 was $25.5 million, or $0.86 per diluted share, compared to a net loss for fiscal year 2005 of $22.6 million.

Management believes it is helpful to investors to be presented with the Company’s prior year net income and earnings per diluted share on a pro forma basis, based on the Company’s capital structure following the IPO in February 2005 and the elimination of certain expenses in connection with the IPO, which are not reflective of ongoing operations. As such, pro forma net income for fiscal year 2005 was $20.5 million, or $0.68 per diluted share, reflecting the elimination of $8.3 million of expense, net of tax, related to the termination of the management services agreement with Leonard Green & Partners, L.P., $13.2 million of interest expense and $21.5 million of prepayment fees related to the Company’s preferred shares subject to mandatory redemption, which were repurchased with a portion of the proceeds from the IPO, and the issuance of 15.8 million shares of Common Stock, which were issued in connection with the IPO.

EBITDA for fiscal year 2006 was $71.9 million compared to Adjusted EBITDA of $64.4 million for the prior fiscal year, representing an 11.6% increase. Adjusted EBITDA for fiscal year 2005 excludes expenses related to the management services agreement which was terminated in connection with the Company’s IPO, as previously described.

Consumer Segment

The Consumer Segment achieved revenues of $275.8 million in fiscal year 2006, compared to revenues of $247.1 million in 2005, representing an 11.6% increase. Growth was primarily driven by an increase in order volumes. Operating income for the Consumer Segment was $16.1 million for fiscal year 2006, compared to $14.4 million for the prior year, an increase of 12.2%.

Consumer orders for fiscal year 2006 totaled 4,508,000 compared to 4,073,000 orders in the prior fiscal year. Average order value decreased slightly to $60.38 in fiscal year 2006 from $60.67 in the prior year, in line with management expectations. Internet orders as a percentage of total orders in this segment continued to grow, increasing to 90.1% for fiscal 2006 from 87.2% in fiscal year 2005. Specialty gift orders comprised 38.3% of total orders for the current fiscal year compared to 28.8% of total orders for fiscal year 2005.

Florist Segment

The Florist Segment achieved revenues of $189.4 million in fiscal year 2006, compared to revenues of $190.7 million in fiscal year 2005, representing a decrease of 0.7%. The decline in Florist Segment revenues was primarily due to the Renaissance Sale, which contributed $5.5 million of revenues in the last half of fiscal year 2005, in addition to lower sales resulting from a reduction of unprofitable specialty wholesaling SKUs. This decrease was partially offset by an increase in Florists’ Online revenues, fresh flower sales and technology system sales. Fiscal year 2006 operating income in the Florist Segment was $58.4 million, which includes a $1.6 million gain related to the settlement of the class action lawsuit entitled In Re: Visacheck/Mastermoney Antitrust Litigation and a $1.0 million gain related to the Renaissance Sale, compared to operating income of $50.0 million in the prior year, which represents an increase of 16.8%.

BALANCE SHEET AND OTHER HIGHLIGHTS

The Company’s debt balance was $220.1 million as of June 30, 2006, down from $228.0 million as of March 31, 2006 and $239.1 million as of June 30, 2005. Capital expenditures for the fiscal year ended June 30, 2006 were $8.8 million and were primarily related to a new call center that the Company opened in October 2005 and continued technology improvements.

In connection with the Interflora acquisition, the Company’s bank debt was refinanced, in part, to provide for the purchase price of the acquisition. The new $225 million senior secured credit facility consists of a $150 million term loan and a $75 million revolving credit facility. The existing senior subordinated notes remain outstanding. Upon consummation of the acquisition on July 31, 2006, the Company had total debt outstanding of approximately $345 million.

SHARE REPURCHASE PROGRAM

As previously disclosed, on October 25, 2005, the Board of Directors authorized a share repurchase program totaling $30 million, effective through September 30, 2007. These purchases may be made from time to time in both open market and private transactions, dependent upon market and other conditions. The Company may repurchase shares pursuant to a 10b5-1 plan, which would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws. During the year, the Company repurchased 1.5 million shares at an average price of $9.71 for a total of $15.0 million. As of June 30, 2006, the Company has share repurchases totaling $15 million remaining under the Board authorized share repurchase program.

“Our cash flow generation coupled with low capital investment requirements is a strength of our business. We remain committed to putting our cash to use in a manner that best benefits our shareholders long term, and over the next year we will continue to actively assess acquisition, debt pay-down and share repurchase opportunities, with a bias toward repaying debt,” continued Soenen.

FISCAL YEAR 2007 OUTLOOK

“In 2007, we will continue to be focused on strengthening and growing our existing segments through consistent diligence in product improvement, marketing execution and customer service. We believe, despite continued competition, our brand and marketing expertise position us to gain additional market share in 2007. We also expect our acquisition of Interflora will meaningfully contribute to results in 2007, while creating a platform for international growth,” concluded Soenen.

For fiscal year 2007, reflecting the acquisition of Interflora on July 31, 2006, the Company is targeting annual revenues to be approximately $630 million, with first, second, third and fourth quarter revenues representing approximately 17%, 24%, 30%, and 29%, respectively, of the total annual revenues. The Company is targeting net income for the fiscal year to be approximately $26.5 million, with diluted earnings per share of $0.91. The targeted net income includes $1.4 million, net of tax, related to the write-off of deferred financing fees associated with the refinancing of the bank debt in July 2006. In addition, the Company targets Adjusted EBITDA, which excludes the expense related to the write-off of deferred financing fees, for fiscal year 2007 to be approximately $85.4 million, with annual Adjusted EBITDA as a percentage of revenues of approximately 14%. The Company’s targeted Adjusted EBITDA includes approximately $3 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R) and a deferred compensation plan related to Interflora. The stock compensation expense includes a first quarter 2007 employee option grant of approximately 1.3 million shares. The Company anticipates approximately $10-$12 million in capital expenditures during fiscal year 2007. The above targets are only estimates, which may be exceeded or alternatively may not be achieved. In addition, these targets are also subject to final purchase accounting adjustments related to the acquisition of Interflora, which may result in increased amortization expense related to the revaluation of Interflora’s assets.

CONFERENCE CALL

A conference call has been scheduled for August 9, 2006 at 10:00 a.m., ET, to review the results for the fourth quarter and full year of fiscal year 2006. To listen to the call over the Internet, go to the investor relations portion of the Company’s Web site, www.FTD.COM. Please allow at least 15 minutes to register, download and install any necessary audio software. To listen to the call by phone dial (877) 381-6199 for North American callers or (706) 679-4384 for International callers; mention Conference ID #21300459. A replay of the conference call will be available through August 23, 2006 beginning one hour after the completion of the live call by phone at (800) 633-8284 for North American callers or (402) 977-9140 for International callers or on the Web at www.FTD.COM. The conference call contains time-sensitive information that is accurate only as of August 9, 2006, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands are supported by the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. The consumer businesses operate primarily through the www.FTD.COM Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and Ireland and are complemented by the florist businesses, which provide products and services to the independent florist networks.

FORWARD-LOOKING STATEMENTS

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of the acquisition of Interflora and investments in new products, programs and offerings; and opportunities and trends within both the domestic and international businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business will reflect the operations of Interflora Holdings Limited. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update forward-looking statements.

Financial statements follow…

FTD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005

Revenues:
Florist segment	$46,242	$44,596	$189,360	$190,687
Consumer segment	95,252	77,982	275,773	247,108
Total revenues	141,494	122,578	465,133	437,795

Costs of goods sold and services provided:
Florist segment	13,029	12,864	59,990	62,025
Consumer segment	68,285	57,632	200,549	183,692
Corporate	517	521	2,235	2,300
Total costs of goods sold and services provided	81,831	71,017	262,774	248,017

Gross profit:
Florist segment	33,213	31,732	129,370	128,662
Consumer segment	26,967	20,350	75,224	63,416
Corporate	(517)	(521)	(2,235)	(2,300)
Total gross profit	59,663	51,561	202,359	189,778

Advertising and selling:
Florist segment	13,684	14,766	53,200	56,319
Consumer segment	13,153	9,777	35,921	29,080
Total advertising and selling	26,837	24,543	89,121	85,399

General and administrative (includes management fees):
Florist segment	984	2,432	6,591	10,161
Consumer segment	6,295	4,658	19,917	17,081
Corporate	6,459	6,084	25,674	37,491
Total general and administrative	13,738	13,174	52,182	64,733

Operating income (loss) before corporate allocations:
Florist segment	18,545	14,534	69,579	62,182
Consumer segment	7,519	5,915	19,386	17,255
Corporate	(6,976)	(6,605)	(27,909)	(39,791)
Total operating income before corporate allocations	19,088	13,844	61,056	39,646

Corporate Allocations:
Florist segment	2,802	3,028	11,166	12,154
Consumer segment	821	708	3,272	2,895
Corporate	(3,623)	(3,736)	(14,438)	(15,049)
Total corporate allocations	—	—	—	—

Income (loss) from operations:
Florist segment	15,743	11,506	58,413	50,028
Consumer segment	6,698	5,207	16,114	14,360
Corporate	(3,353)	(2,869)	(13,471)	(24,742)
Total income from operations	19,088	13,844	61,056	39,646

Other income and expenses:
Interest income	(396)	(183)	(924)	(649)
Interest expense	4,853	5,037	19,449	20,466
Interest expense and prepayment fees on shares subject to mandatory redemption	—	—	—	34,732
Other expense (income), net	(192)	31	(398)	(390)

Total other expenses	4,265	4,885	18,127	54,159

Income (loss) before income tax	14,823	8,959	42,929	(14,513)

Income tax expense	6,029	3,583	17,386	8,087

Net income (loss)	$8,794	$5,376	$25,543	$(22,600)
Net income (loss) per common share—basic	$0.31	$0.18	$0.89	$(1.15)

Net income (loss) per common share—diluted	$0.30	$0.18	$0.86	$(1.15)

Weighted average common shares outstanding - basic	27,977	29,452	28,736	19,722
Weighted average common shares outstanding - diluted	28,936	30,366	29,779	19,722

FTD GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2006	June 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$10,954	$8,890
Accounts receivable, less allowance for doubtful accounts of $4,437 at June 30, 2006 and $2,521 at June 30, 2005	26,044	23,419
Inventories, net	3,542	6,495
Deferred income taxes	2,695	2,550
Prepaid expenses and other current assets	3,290	7,782
Total current assets	46,525	49,136

Property and equipment:
Land and improvements	1,380	1,380
Building and improvements	15,611	14,291
Computer equipment	4,931	3,345
Furniture and equipment	3,343	2,814
Total	25,265	21,830
Less accumulated depreciation	6,051	3,790
Property and equipment, net	19,214	18,040

Other assets:
Deferred financing fees, net	6,848	8,527
Computer software, net	10,577	11,010
Other noncurrent assets	14,557	8,985
Other intangible assets, less accumulated amortization of $5,993 at June 30, 2006 and $3,393 at June 30, 2005	14,780	17,380
Trademark	121,577	121,577
Goodwill	336,659	336,659
Total other assets	504,998	504,138
Total assets	$570,737	$571,314

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$45,273	$41,498
Customer deposits	4,519	5,143
Unearned income	1,909	2,522
Accrued interest	4,924	4,993
Accrued compensation	4,521	4,128
Other accrued liabilities	8,210	5,058
Current maturities of long-term debt	1,125	1,633
Total current liabilities	70,481	64,975

Senior secured credit facility	48,875	67,330
Senior subordinated notes	170,117	170,117
Post-retirement benefits and accrued pension obligations	2,368	2,856
Deferred income taxes	61,160	60,289

Stockholders’ equity:
Common stock: $0.01 par value, 75,000,000 shares authorized; 29,482,182 and 29,451,791 shares issued as of June 30, 2006 and June 30, 2005, respectively	295	295
Additional paid-in capital	233,362	232,759
Accumulated deficit	(1,554)	(27,097)
Accumulated other comprehensive income (loss)	200	(210)
Treasury stock, at cost, 1,504,480 shares as of June 30, 2006	(14,567)	—
Total stockholders’ equity	217,736	205,747
Total liabilities and stockholders’ equity	$570,737	$571,314

FTD GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$25,543	$(22,600)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,214	5,113
Amortization	6,247	5,386
Interest expense and prepayment fees on mandatorily redeemable shares	—	34,732
Gain from sale of business and related transactions	(961)	—
Stock-based compensation	625	—
Amortization and write off of deferred financing costs	1,679	1,934
Provision for doubtful accounts	3,436	4,250
Deferred income taxes	822	4,438
Increase (decrease) in cash due to changes in operating assets and liabilities:
Accounts receivable	(7,430)	(2,953)
Inventories	581	2,897
Prepaid expenses and other	4,083	3,400
Other noncurrent assets	(4,129)	258
Accounts payable	4,225	187
Other accrued liabilities, unearned income and customer deposits	1,910	(2,015)
Net cash provided by operating activities	40,845	35,027

Cash flows from investing activities:
Capital expenditures	(8,754)	(5,604)
Proceeds from sale of business	3,500	—
Acquisition	—	(8,472)
Net cash used in investing activities	(5,254)	(14,076)

Cash flows from financing activities:
Repayments of long-term debt	(18,963)	(20,708)
Purchase of company stock	(14,999)	—
Proceeds from exercise of stock options	212	—
Net proceeds from the issuance of common stock	—	192,227
Redemption of preferred stock	—	(186,811)
Capital contribution - common stock	—	827
Deferred financing costs	—	(243)
Net cash used in financing activities	(33,750)	(14,708)

Effect of foreign exchange rate changes on cash	223	156

Net increase in cash and cash equivalents	2,064	6,399

Cash and cash equivalents at beginning of period	8,890	2,491

Cash and cash equivalents at end of period	$10,954	$8,890

FTD GROUP, INC.

SEGMENT INFORMATION

(In thousands)

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated

Revenues:
Florist segment	$46,351	$(109)	$46,242	$44,625	$(29)	$44,596
Consumer segment	101,351	(6,099)	95,252	84,111	(6,129)	77,982
Total	147,702	(6,208)	141,494	128,736	(6,158)	122,578

Costs of Goods Sold and
Services Provided:
Florist segment	13,844	(815)	13,029	13,709	(845)	12,864
Consumer segment	69,162	(877)	68,285	58,396	(764)	57,632
Corporate	517	—	517	521	—	521
Total	83,523	(1,692)	81,831	72,626	(1,609)	71,017

Gross Profit:
Florist segment	32,507	706	33,213	30,916	816	31,732
Consumer segment	32,189	(5,222)	26,967	25,715	(5,365)	20,350
Corporate	(517)	—	(517)	(521)	—	(521)
Total	64,179	(4,516)	59,663	56,110	(4,549)	51,561

Advertising and Selling:
Florist segment	18,199	(4,515)	13,684	19,316	(4,550)	14,766
Consumer segment	13,153	—	13,153	9,777	—	9,777
Total	31,352	(4,515)	26,837	29,093	(4,550)	24,543

General and Administrative:
Florist segment	984	—	984	2,432	—	2,432
Consumer segment	7,222	(927)	6,295	5,449	(791)	4,658
Corporate	5,533	926	6,459	5,292	792	6,084
Total	13,739	(1)	13,738	13,173	1	13,174

Operating Income (Loss) before Corporate Allocations:
Florist segment	13,324	5,221	18,545	9,168	5,366	14,534
Consumer segment	11,814	(4,295)	7,519	10,489	(4,574)	5,915
Corporate	(6,050)	(926)	(6,976)	(5,813)	(792)	(6,605)
Total	19,088	—	19,088	13,844	—	13,844

Corporate Allocations:
Florist segment	2,802	—	2,802	3,028	—	3,028
Consumer segment	821	—	821	708	—	708
Corporate	(3,623)	—	(3,623)	(3,736)	—	(3,736)
Total	—	—	—	—	—	—

Operating Income (Loss):
Florist segment	10,522	5,221	15,743	6,140	5,366	11,506
Consumer segment	10,993	(4,295)	6,698	9,781	(4,574)	5,207
Corporate	(2,427)	(926)	(3,353)	(2,077)	(792)	(2,869)
Total	$19,088	$—	$19,088	$13,844	$—	$13,844

Depreciation and Amortization:
Florist segment	$847	$—	$847	$887	$—	$887
Consumer segment	908	—	908	563	—	563
Corporate	966	—	966	961	—	961
Total	$2,721	$—	$2,721	$2,411	$—	$2,411

FTD GROUP, INC.

SEGMENT INFORMATION

(In thousands)

	Year Ended June 30, 2006			Year Ended June 30, 2005
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Florist segment	$189,674	$(314)	$189,360	$190,815	$(128)	$190,687
Consumer segment	295,187	(19,414)	275,773	267,075	(19,967)	247,108
Total	484,861	(19,728)	465,133	457,890	(20,095)	437,795

Costs of Goods Sold and
Services Provided:
Florist segment	63,329	(3,339)	59,990	65,208	(3,183)	62,025
Consumer segment	203,235	(2,686)	200,549	186,225	(2,533)	183,692
Corporate	2,235	—	2,235	2,300	—	2,300
Total	268,799	(6,025)	262,774	253,733	(5,716)	248,017

Gross Profit:
Florist segment	126,345	3,025	129,370	125,607	3,055	128,662
Consumer segment	91,952	(16,728)	75,224	80,850	(17,434)	63,416
Corporate	(2,235)	—	(2,235)	(2,300)	—	(2,300)
Total	216,062	(13,703)	202,359	204,157	(14,379)	189,778

Advertising and Selling:
Florist segment	66,902	(13,702)	53,200	70,697	(14,378)	56,319
Consumer segment	35,921	—	35,921	29,080	—	29,080
Total	102,823	(13,702)	89,121	99,777	(14,378)	85,399

General and Administrative (includes Management Fees):
Florist segment	6,591	—	6,591	10,161	—	10,161
Consumer segment	22,629	(2,712)	19,917	19,556	(2,475)	17,081
Corporate	22,963	2,711	25,674	35,017	2,474	37,491
Total	52,183	(1)	52,182	64,734	(1)	64,733

Operating Income (Loss)
before Corporate Allocations:
Florist segment	52,852	16,727	69,579	44,749	17,433	62,182
Consumer segment	33,402	(14,016)	19,386	32,214	(14,959)	17,255
Corporate	(25,198)	(2,711)	(27,909)	(37,317)	(2,474)	(39,791)
Total	61,056	—	61,056	39,646	—	39,646

Corporate Allocations:
Florist segment	11,166	—	11,166	12,154	—	12,154
Consumer segment	3,272	—	3,272	2,895	—	2,895
Corporate	(14,438)	—	(14,438)	(15,049)	—	(15,049)
Total	—	—	—	—	—	—

Operating Income (Loss):
Florist segment	41,686	16,727	58,413	32,595	17,433	50,028
Consumer segment	30,130	(14,016)	16,114	29,319	(14,959)	14,360
Corporate	(10,760)	(2,711)	(13,471)	(22,268)	(2,474)	(24,742)
Total	$61,056	$—	$61,056	$39,646	$—	$39,646

Depreciation and
Amortization:
Florist segment	$3,398	$—	$3,398	$4,241	$—	$4,241
Consumer segment	3,201	—	3,201	2,405	—	2,405
Corporate	3,862	—	3,862	3,853	—	3,853
Total	$10,461	$—	$10,461	$10,499	$—	$10,499

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

PRO FORMA NET INCOME AND PRO FORMA EARNINGS PER SHARE

(Unaudited)

(In thousands, except per share data)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of significant changes in the Company’s capital structure resulting from the Company’s initial public offering in February 2005 (the “IPO”).  The Company has included “pro forma EPS,” calculated based on “pro forma net income,” and “pro forma weighted average shares outstanding,” which are all non-GAAP financial measures.  The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry.

While management believes that pro forma net income and pro forma EPS will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide pro forma net income and pro forma EPS once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

The Company is providing pro forma net income, pro forma EPS and pro forma weighted average shares outstanding for the year ended June 30, 2005, assuming that the following transactions had occurred on June 30, 2004:

(i)               the issuance of 15,842,893 shares in connection with the IPO;

(ii)            the repurchase of the 14% Senior Redeemable Exchangeable Cumulative Preferred Stock and the 12% Junior Redeemable Exchangeable Cumulative Preferred Stock; and

(iii)         the termination of the Management Services Agreement.

					Six Months
	Three Months Ended				Ended	Year Ended
	September 30,	December 31,	March 31,	June 30,	June 30,	June 30,
	2004	2004	2005	2005	2005	2005
Net income (loss), as reported (GAAP basis)	$(3,147)	$756	$(25,585)	$5,376	$(20,209)	$(22,600)
Plus: management fees, net of 40% tax effect	328	300	7,710	—	7,710	8,338
Plus: interest expense and prepayment fees on shares subject to mandatory redemption	4,943	5,105	24,684	—	24,684	34,732

Pro forma net income	$2,124	$6,161	$6,809	$5,376	$12,185	$20,470

Pro forma EPS:
Basic	$0.07	$0.21	$0.23	$0.18	$0.41	$0.70
Diluted	$0.07	$0.21	$0.22	$0.18	$0.40	$0.68

Basic:
Weighted average shares outstanding, as reported (GAAP basis)	13,336	13,609	22,493	29,452	25,973	19,722
Add: weighted average effect as if IPO occurred on 6/30/04	15,843	15,843	6,959	—	3,480	9,661
Pro forma weighted average shares outstanding	29,179	29,452	29,452	29,452	29,453	29,383

Diluted:
Weighted average shares outstanding (GAAP basis)	13,336	13,609	23,460	30,366	26,913	20,291
Add: weighted average effect as if IPO occurred on 6/30/04	15,843	15,843	6,959	—	3,480	9,661
Pro forma weighted average shares outstanding	29,179	29,452	30,419	30,366	30,393	29,952

FTD GROUP, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)
(In thousands)

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization.  The Company defines Adjusted EBITDA as EBITDA plus (i) expenses that are not considered reflective of the Company’s ongoing operations and (ii) management fees, because these fees were excluded in measuring the Company’s performance under the executive compensation plan, the senior credit agreement and the indenture governing the 7.75% Senior Subordinated Notes (the “Notes”).  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three MonthsEnded June 30,		Six Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005	2006	2005
Net income (loss), as reported (GAAP basis)	$8,794	$5,376	$16,215	$(20,209)	$25,543	$(22,600)
plus: Interest expense, net	4,457	4,854	9,053	9,950	18,525	19,817
plus: Interest expense and prepayment fees on shares subject to mandatory redemption	—	—	—	24,684	—	34,732
plus: Depreciation and amortization	2,721	2,411	5,345	4,886	10,461	10,499
plus: Income tax expense	6,029	3,583	10,961	2,981	17,386	8,087
EBITDA (1)	22,001	16,224	41,574	22,292	71,915	50,535
plus: Management fees (2)	—	—	—	12,850	—	13,897
Adjusted EBITDA (1)	$22,001	$16,224	$41,574	$35,142	$71,915	$64,432

(1)             The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance.  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the 2004 Going Private Transaction, the indenture governing the Notes and the Company’s executive compensation plan.  The adjustment made in the calculation of Adjusted EBITDA, as described above, is an adjustment that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above.  Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.  Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect the impact of management fees paid, and other companies in the Company’s industry may calculate these measures differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(2)             The Management Services Agreement was terminated in connection with the Company’s initial public offering in February 2005.

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP").

The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization.  The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company's ongoing operations because these fees are excluded in measuring the Company's performance under the executive compensation plan, the senior credit agreement and the indenture governing the 7.75% Senior Subordinated Notes (the "Notes").  EBITDA and Adjusted EBITDA are calculated as follows for the period presented:

Year Ended
June 30, 2007
(Forecasted Targets)
Revenues	$630,000

Net income (GAAP basis)	$26,500
plus: Interest expense, net	26,000
plus: Depreciation and amortization	14,500
plus: Income tax expense	16,000
EBITDA (1)	83,000
plus: Write-off of deferred financing fees	2,400
Adjusted EBITDA (1)	$85,400

(1)             The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance.  Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company's industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company's results as reported under GAAP.  Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company's cash expenditures for capital expenditures, it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company's debt, it does not reflect changes in, or cash requirements for, the Company's working capital requirements and other companies in the Company's industry may calculate this measure differently than presented above.  The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.